             JACOR AGREES TO SELL COMMON STOCK, SENIOR SUBORDINATED
                       NOTES AND LIQUID YIELD OPTION NOTES


COVINGTON, KY, FEBRUARY 4, 1998: Jacor Communications, Inc. (Nasdaq: JCOR) and its wholly owned subsidiary, Jacor Communications Company, announced today their agreement to sell securities in three separate offerings made on Tuesday, February 3, 1998. The aggregate gross proceeds from these three offerings will be approximately $500.0 million and were made pursuant to Jacor's omnibus shelf registration statement previously declared effective by the Securities and Exchange Commission. The offerings are:

1. COMMON STOCK: Jacor Communications, Inc. agreed to sell 4.56 million shares of its common stock to the public at $50.50 per share, for gross proceeds of approximately $230.3 million. Net proceeds to the company are anticipated to be approximately $221.0 million. The underwriters have an over-allotment option to purchase up to an additional 513,000 shares of common stock at $50.50 per share.

2. SENIOR SUBORDINATED NOTES: Jacor Communications Company agreed to sell $120.0 million in aggregate principal amount at maturity of 8% Senior Subordinated Notes due 2010 to the public, for gross proceeds of approximately $119.5 million. The notes were priced to yield 8.05% with a coupon of 8.0% and are callable after five years. The notes will be guaranteed by Jacor Communications, Inc. and by all of Jacor's subsidiaries. Net proceeds to the company are anticipated to be approximately $117.1 million.

         DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION ACTED AS LEAD UNDERWRITER IN THE PRECEDING OFFERINGS.

3. LIQUID YIELD OPTION NOTES (LYONs): Jacor Communications, Inc. agreed to sell $383.6 million in aggregate principal amount at maturity of its Liquid Yield Option Notes due 2018 (Zero Coupon-Senior) (the "LYONs") to the public, for gross proceeds of $150.0 million. The yield to maturity of the LYONs is 4.75% per annum and each LYON is convertible, at the option of the holder at any time on or prior to maturity, into 6.245 shares of common stock of Jacor Communications, Inc. The LYONs have been approved for listing, subject to official notice of issuance, on the Nasdaq Stock Market's SmallCap Market under the symbol "JCORH". Net proceeds to the company are anticipated to be approximately $145.5 million. The underwriter has an over-allotment option to purchase up to an additional $43.34 million in aggregate principal amount at maturity of LYONs for additional potential gross proceeds of approximately $16.95 million.

     MERRILL LYNCH & CO. ACTED AS SOLE UNDERWRITER IN THE LYONs OFFERING.

All three offerings are schedule to close on Monday, February 9.

THE OFFERINGS ARE MADE BY PROSPECTUS ONLY. COPIES OF THE FINAL PROSPECTUS
FOR THE COMMON STOCK AND THE 8% SENIOR SUBORDINATED NOTES DUE 2010 ARE AVAILABLE THROUGH THE PROSPECTUS DEPARTMENT OF DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, 277 PARK AVENUE, NEW YORK, NY, 10172, TEL.
212.892.3000. THE PROSPECTUS FOR THE LIQUID YIELD OPTION NOTES DUE 2018 (LYONs) IS AVAILABLE THROUGH MERRILL LYNCH & CO., PROSPECTUS OPERATIONS, TEL. 732.885.7260.